UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2025

Vera Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40407	81-2744449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Sierra Point Parkway, Suite 1200
Brisbane, California	94005
(Address of principal executive offices)	(Zip Code)

(650) 770-0077

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.001 par value per share	VERA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 2, 2025 (the “Effective Date”), Vera Therapeutics, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Agreement”) with Oxford Finance LLC, as collateral agent (in such capacity, the “Collateral Agent”), and certain lenders from time to time party thereto (collectively, the “Lenders”). The Agreement provides for term loans in an aggregate principal amount of up to $500.0 million.

Under the terms of the Agreement, the Lenders have agreed to make term loans to the Company in multiple tranches, subject to certain conditions. The initial tranche of $125.0 million will be fully available on June 4, 2025, of which $75.0 million will be funded on such date and the remaining $50.0 million may be drawn during 2026, with three additional tranches in an aggregate principal amount of up to $175.0 million available upon the achievement of specified milestones and conditions and one additional uncommitted tranche in an aggregate principal amount of up to $200.0 million available upon the mutual agreement of the Company and the Lenders.

The term loans bear interest at a floating per annum rate equal to the greater of (x) the 1-Month CME Term SOFR plus 4.95% and (y) 8.70%. The term loans mature on June 1, 2030, or June 1, 2031, depending on the achievement of certain milestones. The Company is required to make monthly payments of interest only until August 1, 2029 (if the maturity date is June 1, 2030), or until August 1, 2030 (if the maturity date is June 1, 2031), after which monthly payments of principal and interest will be due.

The Agreement includes customary representations, warranties, and covenants, including financial covenants requiring the Company to maintain certain liquidity levels or loan coverage ratios, as applicable. The Agreement also includes events of default, which, if triggered, could result in the acceleration of the Company’s repayment obligations.

The Company granted the Collateral Agent a security interest in substantially all of its assets, excluding, as of the Effective Date, intellectual property, to secure its obligations under the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1¥	Loan and Security Agreement between Vera Therapeutics, Inc. and Oxford Finance LLC, as collateral agent, and certain lenders including Oxford Finance Credit Fund II LP, Oxford Finance Credit Fund III LP, and Oxford Finance Credit Fund IV LP and the other parties thereto, dated June 2, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

¥

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vera Therapeutics, Inc.

Date: June 3, 2025	By:	/s/ Marshall Fordyce, M.D.
Marshall Fordyce, M.D. Chief Executive Officer